UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2009
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2441 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01                      REGULATION FD DISCLOSURE

Ireland Inc. (the "Company") announced that on December 18, 2009, its Board of Directors have approved a private placement as follows:

U.S. PRIVATE PLACEMENT

The Company’s Board of Directors have approved a private placement offering (the "US Offering") of up to 10,000,000 units (the “Units”) at a price of $0.45 US per Unit, with each Unit consisting of one share of the Company’s common stock and one-half of one share purchase warrant. Each whole warrant entitles the holder to purchase an additional share of common stock exercisable for a period expiring on June 30, 2013 at an exercise price of $0.75 US per share.

The US Offering is subject to a minimum subscription of 6,000,000 Units (the "Minimum Subscription"). If the Company does not receive subscriptions and subscription funds for the Minimum Subscription under the US Offering by January 8, 2010, it will promptly refund all subscription funds received.

The offering will be made in the United States to persons who are accredited investors as defined in Regulation D of the Securities Act of 1933.

If the full amount of the US Offering is sold, the Company intends to spend approximately $1,800,000 of the proceeds on drilling and exploring its Red Mountain Project, approximately $1,800,000 on drilling and exploring its Columbus Project and the remaining balance as general working capital.

There is no assurance that the U.S. Offering or any part of it will be completed.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.

Date: December 21, 2009
	By:	/s/ Douglas D.G. Birnie

Name: Douglas D.G. Birnie
Title: CEO and President